UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2008

Royaltech Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-52716	98-0445019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Donghu Ecological Economic Development Zone Changchun City, Jilin Province. P.R.C.	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-431-82561002

(Former name or former address, if changed since last report)

1855 TALLEYRAND, SUITE 203A
BROSSARD, QUEBEC, CANADA J4W 2Y9

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Reference is made to Item 2.01 for a description of the Share Exchange Agreement (the “Share Exchange Agreement”), entered into on September 9, 2008, and related to the issuance of 16,720,354 shares of common stock of the Royaltech Corp. (“Royaltech” or the “Registrant”) for all the issued and outstanding shares of Densen Equipment Limited (the “Share Exchange”), a British Virgin Islands Corporation (“Densen”).

Reference is made to Item 3.02 for a description of the Stock Purchase Agreement, entered into on September 9, 2008, related to a private placement of securities of the Registrant.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to the Share Exchange Agreement by and among the Registrant, a Delaware corporation, Densen, and the shareholders of all the outstanding shares of Densen, on September 9, 2008 (the “Closing Date”), the Registrant issued an aggregate of 16,720,354 shares of its common stock in exchange for all the issued and outstanding shares of Densen. The former shareholders of Densen have acquired approximately 91.3% of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant. This transaction may be deemed to have resulted in a change in control of the Registrant to the former shareholders of Densen. In connection with the change in control, Mr. Lau San became Chairman of the Board of Directors and Chief Executive Officer, Mr. Lau Jingdong became President, and Mr. Chen Guocheng became Chief Financial Officer of the Registrant. Chun Xu resigned as Vice President and director and Chenxi Shi resigned as President and Chief Executive Officer of the Registrant at the time the Share Exchange was consummated. Mr. Shi remains as a member of the Board of Directors of the Registrant.

On the Closing Date, the Registrant issued 16,720,354 shares of Common Stock to the former shareholders of Densen or their designees in exchange for all the issued and outstanding shares of Densen. Immediately after the closing of the Share Exchange and the Stock Purchase Agreements disclosed in Item 3.02 below, the Registrant had 18,310,539 shares of Common Stock issued and outstanding.

The foregoing description of the Share Exchange Agreement and the Share Exchange are subject to the more detailed provisions set forth in the Share Exchange Agreement, which is attached hereto as Exhibit 2.1 and which is incorporated herein by reference.

Part I

Item 1.  Description of Business.

Overview

Densen Equipment Limited ("Densen Equipment", "the Company", "we", "us” or similar terms) is a British Virgin Islands corporation established on December 13, 2007 with its headquarters located in Hong Kong. The Company owns 100% of the stock of Densen Machinery Investment Limited, a Hong Kong limited corporation ("Densen Machinery"). In June 2005, Densen Machinery invested an aggregate sum of $15,180,000 to establish Changchun Densen Agricultural Machinery Equipment Co., Ltd. (“Changchun Densen”). Changchun Densen commenced operations on September 27, 2005 and is engaged in the research, development and production of low-speed vehicles, including tractors and construction machinery. Changchun Densen acquired certain trademark rights from Changchun Tractor (Group) Co., Ltd. on January 9, 2007 for a 3% equity interest in Densen Machinery. To take advantage of its new trademark rights, Changchun Densen changed its corporate name to Changchun Densen Changtuo Agricultural Machinery Equipment Co., Ltd. On November 20, 2007, Changchun Densen and Stated-owned Assets Supervision and Administration Commission of Changchun (the “Commission”) started a joint venture to establish Chang Tuo Agricultural Machinery Equipment Group Co., Ltd. (“Chang Tuo”). Chang Tuo is engaged in the research, development and production of low-speed vehicles, including tractors and construction machineries, and sales of agricultural machineries and accessories.

The organizational chart below sets forth a graphic description of the ownership structure of our business.

Our Industry

General

Agricultural machinery industry is a generic term for various re-production, in-production and post-production of power machinery used for plant production, as well as forestry, animal husbandry and fishery industries. Tractor manufacturing is the dominant industry within the agricultural machinery industry. The main products in the tractor industry are wheel tractors, chain track tractors, walking tractors and small four-wheel tractors.

Overview

For China, as a developing country with large agricultural needs, there is an urgent need to modernize its agricultural industry. According to “Statistical Communiqué of China on the 2007 National Economic and Social Development” and “National Land Resource Communiqué”, in 2007, China had only 9% of the world’s cultivated land, or 121.73 million hectares, and 21% of the world’s population, or 1.32 billion. In 2007, only 41% of Chinese farm work is done by machinery. Over the past decade, China’s rapid growth in the nonagricultural economy has brought tremendous changes in agricultural production, including both the demand for and the supply of food in China.

We believe agricultural mechanization is an inevitable step in China’s quest for modernizing its agricultural industry. Since 2004, the Chinese government has begun to focus on “agriculture industry, rural area and farmers” issues. We believe the advancement of agricultural mechanization by the Chinese government indicates a strong commitment to addressing the country’s short-term and long-term agricultural concerns. Agriculture is further supported by the state by various means, such as agricultural tax concession, and granting allowances for food grain planting and providing better seeds to farmers, whose incentive for food grain planting has been greatly boosted. Farmers are increasing acreage at the same time to seek more yield per acreage. This has stimulated the demand for agricultural machinery

Tractors are one of the leading products in agricultural mechanization. Annual tractor production and sales volume, as well as tractor ownership, are important indicators to evaluate the agricultural mechanization level of a country. With the increase of farmers’ income, the implementation of a subsidies policy for large and medium tractors, and product replacement cycle for older tractors, we believe the Chinese tractor industry is entering an exciting new growth stage It is estimated that from 2006 to 2010, the total demand for large and medium tractors will be 900,000 to 1,000,000 units and average annual demand will be approximately 180,000 to 200,000 units; the total demand for small tractors will be approximately 2 million with average annual demand of 400,000 units.

The agricultural machinery market in China

The agricultural machinery market is developed and aided by favorable governmental policies

It was proposed in the “Number One Priority” issued by the central committee of the Communist Party of China in both 2004 and 2005 that the Chinese government should devote its resources to concentrate on:

•	Supporting food grain production regions and developing China’s food grain industry;
•	Increasing farmer’s income; and
•	Promoting the level of agricultural mechanization.

The Chinese central government has begun to provide various subsidies and incentives to individual farmers, farm employees and farming enterprises for the purchasing and replacement of farming equipment. The implementation of these policies has greatly stimulated farmers’ demands for, and ability to purchase, machinery and equipment.

The recently passed Agricultural Mechanization Development Act (AMDA) has provided further guidance and regulation for Chinese agriculture equipment industry. AMDA enhances many aspects of the industry, such as R&D, quality control and incentive program.

In order to promote farming efficiency, some local governments carried out several effective policies, such as integrating the land resources and increasing the scale of farming land, which demands more agricultural machinery and equipment, pushing forward the development of the agricultural machinery market as a consequence.

The tractor industry in China

The Chinese tractor industry has long been dominated by small tractors. However, we believe the recent high demand for medium and large tractors marks the long-term entry of China’s agricultural mechanization into a new stage. The complexity and discrepancy of China’s farm land conditions in various regions leads to different farming methods and technology. This requires the Chinese tractor industry to develop more diversified and different products to satisfy the different needs of their customers through all regions in China.

While we believe the flourish of the tractor market will lead to more competition, we also believe well established players with better economies of scale, quality, service, and distribution channels will gain greater market share. First, the Chinese tractor industry has a very high barrier to entry. The industry is historically dominated by well capitalized state owned enterprises (SOEs) and large private companies. High upfront investment costs, long product cycles and strong technology requirements are just some of the barriers preventing small players entering this market. Second, many low level manufacturers in the Chinese tractor industry, which in the past only depended on pricing advantage, will be forced out. As the Chinese agriculture industry becomes more modernized, the need for more diversified tractors is inevitable. We believe only the bigger and stronger manufacturers with the capital and R&D capability will dominate in the long run.

In the future, we believe the competition of the tractor market will concentrate on the development of new products, on the exploration of market potential, on the functions of products and on the quality and brand of products.

Demand Analysis and Prediction of Regional Tractor Market in China 2008 to 2010
(Provided by China Social Economy Research Center)

(I) General Analysis and prediction of domestic market
Year	Quantity demanded
2008	2,415,000
2009	2,564,000
2010	2,703,000

(II) Analysis and prediction of Northeast China market
Year	Quantity demanded
2008	543,375
2009	576,900
2010	608,175

(III) Analysis and prediction of North China market
Year	Quantity demanded
2008	635,145
2009	674,332
2010	710,889

(IV) Analysis and prediction of East China market
Year	Quantity demanded
2008	219,765
2009	233,324
2010	245,973

(V) Analysis and prediction of Mid South market
Year	Quantity demanded
2008	236,670
2009	251,272
2010	264,894

(VI) Analysis and prediction of Southwest market
Year	Quantity demanded
2008	328,440
2009	348,704
2010	367,608

(VII) Analysis and prediction of Northwest market
Year	Quantity demanded
2008	451,605
2009	479,468
2010	505,461

Combine Harvester Sector

In China, corn is basically harvested by manual labor. It is estimated that less than 3% of corn farmers in China use combine harvesters for their operation. We think an exciting and unique market segment exists for combine harvesters in China.

Corn has become a multi-purpose crop which can be used in variety of ways, such as food, pharmacy, amylum and ethanol. The ability of corn to be locally processed has increased dramatically, and demand has well exceeded supply. As the price of corn increases, more and more acreage in China is planted for corn production. This, in turn, sparks demand for combine harvesters in China. Through 2003, the planted area of corn was 59,563,845 acres. The total quantity of corn combines in China was only 4,100 units, which means that the mechanical harvest rate was less than 2%. At the end of 2007, the number of corn harvesters was about 18,000 ~ 20,000 units. As forecasted by China Social Economy Research Center (CSERC), the total number of corn harvesters will reach 500,000 units and the rate of mechanical harvest will increase to 60%. We seek to take full advantage advantage of this trend, as we are located in the middle of northeast region of China, which is known as the “Corn Belt” of China.

Our Products

Our products are categorized into the following three types: Tractors, Combine Harvesters and other farming machinery.

Tractors

We manufacture over 50 kinds of tractors, ranging from 18-90 HP. All these products have passed the strict inspection and certification standards imposed by the Chinese central government, as well as applicable provincial government(s). Furthermore, over 20 kinds of our tractors have been included in China’s Preferred Agricultural Machinery List and benefits from the government subsidy policy.

Combine Harvester

We manufacture two types of corn combines (two-lane and four-lane) and harvesting dryer swathers. Our harvesting dryer swather has obtained patent protection in China.

Other Farming Machinery

We also manufacture various multi-purpose farm machinery, dragged welding machines and trenchers.

The Company has three domestic sales networks, with over 80 distributors centered at major food producing areas and agriculture bases in China.

We have also established a complete after-sales service network which provides convenient and shortcut after-sales service to customers.

Production Lines

Current production lines

At present, we have one 150-linear-meter production line for small tractors and one 108-linear-meter production line for large and medium tractors. About 60,000 to 80,000 tractors can be manufactured per year. In addition, we have one complete-tractor inspection line. After a tractor is fully assembled and comes out of the production line, it goes onto the inspection line for checking and testing of its dynamic tune, exhaust, deflection angle, braking, sideslip, lighting, load and running-in, according to customary national standards and industry standards. This ensures all our tractors meet the requirements of the quality standards of a finished product.

Production lines	Quantity	Annual production capacity	Product / usage
small tractors line	1	60,000-80,000	small tractors
large and medium tractors line	1	60,000-80,000	large and medium tractors
Inspection line	1	60,000-80,000	Small ,large and medium tractors
Combine harvesters line	1	5,000-10,000	Combine harvesters

In 2007, Changchun Densen launched production formally to manufacture 7,738 small tractors. We realized $8,660,202 sales revenue in 2007.

In the first half year of 2008, the company manufactured 11,470 tractors and realized $20,121,871 sales revenue. Among them, 10,208 were small tractors and 964 were large and medium tractors.

Price of Our Product

The fluctuation of our sales prices is mainly influenced by the prices of raw materials, such as steel, and costs of parts by our suppliers. Historically, management has been able to offset increases in our cost of raw materials through increased pricing of our products.

Our Suppliers

Composition of product, main suppliers and the percentage they share

At present, the company has 120 suppliers for components and parts. The main parts and suppliers are as follows:

Supplier	Percentage
Shandong Laiyang Laichai Diesel Engine Co., Ltd.	26.67%
Mudanjiang Densen Hualin Tire Co., Ltd.	14.71%
Rongcheng City Haishan Machine Manufacturing Co., Ltd.	35.38%
Weifang City Fuhua Locomotive Factory	5.66%
Hubei Camel Battery Co., Ltd.	5.52%
Shandong Guotai Tractor Parts Co., Ltd.	2.30%
Changyi City Wantai Casting Co., Ltd.	2.30%
All other component suppliers	7.46%
100%

Components	Percentage
Diesel engine	26.67%
Tire assembly	14.71%
Gearbox	11.03%
Rear axle	10.11%
Hydraulic part	7.35%
Covering part	6.89%
Chassis assembly	5.66%
Battery	5.52%
Clutch assembly	2.30%
Front axle	2.30%
Miscellaneous	7.46%
100%

The cost of our products is composed mainly of the eleven items presented in the table below. Diesel engine accounts for a fairly large percentage of the cost. Typically, we have an open bidding process to select the suppliers of all of our components and parts, choosing a supplier based on price, quality and service.

In addition, to further improve the quality and reduce the production cost, components and parts for some products will be manufactured by our own subsidiaries.

Our Customers

Target market

The target market for small tractors is individual farmers. For large and medium tractors and our other farming machinery, including combine harvesters, the target market includes individual farmers, state-owned farms, government supported projects, allowances by the government for agricultural machinery and other government procurement.

Customers

Our customers are mainly state-owned farms, government procurement and dealers and farmers who buy products from these dealers.

Details are in following table:

Top customers for the six months ended June 30, 2008:
Client	Amount	Percentage
Nongan fengshen Agricultural Machinery Co., Ltd	3,500,401	17%
Songyuan Dongfang Agricultural Machinery Co., Ltd	3,359,650	17%
Gujiazi Jinbing Machinery Co., Ltd	1,525,389	8%
Haerbing Xinhai Agricultural Machinery Co., Ltd	1,433,325	7%
Changchun Jinyuan Agricultural Machinery Co., Ltd	1,133,291	6%
Others	9,169,815	46%
TOTAL	20,121,871	100%

Our Marketing

Sales pattern

Our sales pattern includes direct selling and utilizing first-level dealers (distributors). Agencies may be established in regions with strong purchasing power.

Our sales and marketing centers focus mainly on three northeast provinces (Jilin, Henglongjiang, Liaoning) and Inner Mongolia, which are the main crop producing areas in China. At present, 79 dealers have already been established, covering the three northeast provinces and a large part of Inner Mongolia. In addition, sales representative offices will be established in key selling areas to enlarge our sales network and reinforce the after-sales service component of our business.

Our company’s “Chang Tuo™” brand has over 50 years of history. It is well known among farmers in northeast China as a symbol for high quality and low price agriculture machinery products. To aggressively take over the market of northeast area and Inner Mongolia, and further expansion throughout China, we are planning on the following advertising and public relationship strategy:

1. We plan to actively inform the market of the relaunch of “Chang Tuo™” products after our company took over the business from the state-owned entity. We intend to use various media outlets to get our story out, including TV and radio advertising and outdoor advertisement at target areas.

2. To continuously enhance customer recognition of “Chang Tuo™” products by delivering a full line of high quality of products as well as provide great after-market service.

3. To closely work with our distributors and dealers to provide marketing support.

4. To strengthen our relationship with various governmental entities, such as provincial and municipal governments, and the bureau of farm machinery, in order to obtain more favorable policies and support. We will lobby for more of our products to be eligible for incentive and subsidy programs offered by the government. We also intend to seek further purchase orders from government owned entities. As an example, in Jilin Province, according to the official growth plan by Jilin Province, the province will spend 2 billion RMB (about $300 million) before 2009 to buy new tractors for its farming industry, mainly large and medium tractors.

Market share

We are a relatively new player in the Chinese agriculture machinery industry. Although “Chang Tuo™” was a 50-year old brand when we took over the brand in 2005, its products have not been on the market for a few years. After almost two years of research and development and building of our new manufacture facilities, our products were re-launched in 2007. We strive to continue expanding into newer markets and regions, in an attempt to increase our market share in China.

Our Competitors

Luoyang First Tractor (a company whose shares are publicly traded in China) and Shandong Foton (also publicly traded in China) are two leaders in the Chinese tractor industry. Luoyang First Tractor, as the first Chinese State-owned tractor factory, has a strong market position, and is focused on high-powered wheeled tractors, and is rapidly developing mid-sized powered tractors. Shandong Foton, while being a relative newcomer to the industry, has been growing dramatically into a leader in a full range of products, including large, medium and small tractors.

Many global agriculture manufacturers have also established their presence in China. Two such examples are Tianjin John Deere and Shanghai New Holland. Their product focus is mainly on high-powered, large tractors, which contain more advanced technology and with a relatively higher price. Their products are more popular in the state-owned farm segment and other large customers.

Small, privately-owned tractor-makers are mainly located in Shandong and Hebei provinces. Such enterprises mainly produce small tractors. Due to the serious downturn of the small-hp tractor market, and their weakness in developing newer products, most of these enterprises have ceased production or are in the process of changing products.

Competitors of Corn Harvester Product & Market Position

The technology of domestic corn harvester manufacturers has not been well developed yet. The usage of straw and the terrain for different places is not suitable for large corn harvesters to operate. Our company produces two types of corn harvesters, and both types are also manufactured by Shandong Haishan Co., our key competitor. Shandong Haishan started producing corn harvesters earlier than us and has won market share and popularity. Additional products we have in this category include a corn cutting and drying machine, which cuts the corn stover, dries them, and collects the corn stalks while retaining the integrity of straw. We believe we own the only patent on this technology in China, and we believe there is no other product using this technology available in the Chinese market.

We believe our products have the following competitive advantages:

1) Quality and Brand Advantage. “Chang Tuo™” brand tractors have a 50-year history and is one of earliest tractor brands in China. The Company plans to take advantage of the “Chang Tuo™” trademark. During our trial production phase in 2007, our market share in Jilin, Henglongjiong and Liaoning provinces and Inner Mongolia areas reached about 5%. We expect continued growth in our market and brand through upgrading product quality and improving our after-sales service system.

2) Price advantage. The Company is located in the center of three provinces in Northeast China, Changchun Jiutai Economic Development Zone, where the local resources are rich, including an adequate supply of electricity (from the well-known domestic Fengman Power Station and Huaneng Power Plant). As such, the price of the power is relatively low. The area of Changchun Jiutai Economic Development Zone is 10 square kilometers with favorable labor cost. The Company’s location has convenient transportation and is near most of the equipment parts suppliers who are located in Changchun Jiutai Agricultural Machinery and Equipment Industry Park. Our location saves transportation cost for materials purchasing, warehousing and products transporting.

3) Policy advantages. The Changchun Economic Development Zone Jiutai Kalun Industrial Park, where the Company is located, was named as Changchun Jiutai Agricultural Machinery and Equipment Industry Park (the only level one Agricultural Machinery and Equipment Industrial Park in China) on November 15th, 2007. Our company is considered among the leading enterprises in the Park, and local government provides us certain preferential policies such as various tax incentives and investment credit. They have also provided favorable terms to some of our parts and components suppliers who decided to relocate to the Park.  Furthermore, the Company’s products also enjoy various levels of national agricultural machine purchase subsidies, especially in Jilin province where the subsidy is 50%. The Company also received other grant and financial support from various local entities.

Our Research and Development

The Company has 11 research and development personnel, including eight senior researchers from the original "Changchun Tractor" technology R & D department. Five of them are members of the Jilin Council of Agricultural Machinery. Mr. Zhang Weiguo, the leader of our R & D team, is the deputy chairman of the Jilin Council of Agricultural Machinery, member of the State Council of the Agricultural Mechanization, member of the State Agricultural Machinery Committee, and has earned a strong reputation in this industry in China.

Our research and development personnel have improved and perfected the original design "of the Changchun Tractor”. We also developed the corn cutting and drying machine for which we have a patent in China.

Our Intellectual Property

As discussed, the Company owns the rights associated with the trademark “Chang Tuo™” in China, and owns one Chinese patent on the corn cutting & drying machine. The Company has a pending patent application on another product, which is the medium tractor 554 series.

Our Employees

The Company has 129 employees, including 98 first line operators, 11 R & D personnel and 20 for sales and administration. Details are list as below:

Department	No. Employees	Proportion
Production	98	76%
R&D	11	8.5%
Sales & Administration	20	15.5%
Total	129	100%

We believe our relationship with our employees is good. We compensate our employees by salaries and bonus based on performance. We also provide training for our staff from time to time to enhance their technical and product knowledge, as well as their knowledge of industry quality standards. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff. As required by applicable Chinese laws, we have entered into employment contracts with all of our officers, managers and employees. In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

Our Facilities

Our main offices and manufacturing facility is located in Jilin Province, China and is a complex with an area of approximately 320,000 square meters. Our main manufacturing area, which includes a production assembly workshop, assembly lines, and quality detection lines, occupies almost half the space in our complex,

This complex also holds about 7,500 square meters of office buildings, 9,400 square meters of residential housing for our employees, 4,000 square meters for staff training, 1,200 square meters for cafeterias and dining halls, and 6,000 square meters of warehouse space.

Regulations

We are subject to national and local laws of China, including Chinese environmental laws and regulations. Under the relevant Chinese environmental laws, all manufacturing enterprises must submit an environmental impact report to the relevant environmental protection authority before starting production operations. In addition, manufacturing enterprises must engage professional environmental organizations to monitor and report on pollutants and emission regularly. We have taken necessary measures to control our discharges. We have obtained written approval from the Environmental Protection Brueau of Jilin Province to operate our business and we are currently in material compliance with the Chinese environmental laws and regulations.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Reports to Security Holders

We file reports with the Securities and Exchange Commission, or SEC, including annual reports and quarterly reports as well as other information we are required to file pursuant to securities laws. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC which is http://www.sec.gov.

Item 1A. Risk Factors.

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this current report before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS ASSOCIATED WITH INVESTING IN OUR COMPANY

Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in making a decision to invest in our common stock. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

We are in our early stages of development and face risks associated with a new company in a growth industry. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment. Even if we accomplish these objectives, we may not generate positive cash flows or the profits we anticipate in the future.

Unless we achieve profitability and positive cash flow, it may not be able to continue operations, and may not continue to remain as a going concern.

We have accumulated deficit of $1,669,319 as of June 30, 2008; and have suffered losses from operations in the past. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should we be unable to continue in existence.

The Company’s continuation as a “going concern” is dependent upon ongoing profitable operations and related positive cash flow and to satisfy our immediate cash needs by external financing as needed. Our plans to increase profitability include developing new products, obtaining new customers and increasing sales to existing customers.

We will incur additional costs as a publicly traded company and cause us to be unable to operate profitably.

We will incur significant additional costs as a publicly traded company. These costs include, among other things, additional legal and accounting costs incurred as a result of becoming a public company. Furthermore, we may not be able to put in place the financial, administrative and managerial structure necessary to operate as a public company, or the development of such structure may require a significant amount of management’s time and other resources including financial resources, which could hinder our ability to operate profitably.

Our success depends, in part, on the quality, efficacy and safety of our products.

Our success depends, in part, on the quality, efficacy and safety of our products. If our products are found to be defective or unsafe, or if they otherwise fail to meet our customers’ standards, our relationships with customers and consumers could suffer, the appeal of our brands could be diminished, and we could lose sales and/or become subject to liability claims, any of which could have a material adverse effect on our business, prospects, results of operations or financial condition.

Changes in price and significant shortages of component products could interrupt our business operations or plans for growth.

We are a significant user of steel and many commodities required for the manufacture of our products. So, increases in the prices of such commodities likely would boost costs higher than expected, negatively impacting profits.

We rely on suppliers to secure component products, particularly steel, required for the manufacture of our products. A disruption in deliveries from our suppliers or decreased in availability of such components or commodities could have an adverse affect on our ability to meet our commitments to customers or increase our operating costs. We believe our source of supply of raw materials will be generally sufficient for our need in the foreseeable future. However, our results of operations or financial condition could be negatively impacted should the supply turn out to be insufficient for our operations.

Because we are a holding company with substantially all of our operations conducted through our subsidiaries, our performance will be affected by the performance of such subsidiaries.

As substantially all of our operations are and will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations. Specifically, we have no operations independent of those of Changchun Densen, and our principal assets are our investments in Changchun Densen. As a result, we are dependent upon the performance of Changchun Densen and we will be subject to the financial, business and other factors affecting Changchun Densen, as well as general economic and financial conditions.

Because virtually all of our assets are and will be held by operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the claims of our stockholders only after all of the our and our subsidiaries’ liabilities and obligations have been paid in full.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational and financial resources. To manage this growth, should there be growth, we may need to expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business and future prospects may be harmed.

The continued services and leadership of our senior management is critical to our ability to maintain growth and any loss of key personnel could adversely affect our business.

We depend, to a large extent, on the abilities and operations of our current management team. However, we have a particular reliance upon Lau San, our chairman and chief executive officer, for the redirection of our business and leadership in our growth effort. The loss of the services of Lau San, for any reason, may have a material adverse effect on our business and prospects. We cannot guarantee that Lau San will continue to be available to us, or that we will be able to find a suitable replacement for Lau San on a timely basis.

In addition, we have not obtained life insurance on any of our key personnel. If any of them were to be seriously injured and become unable to work, our business could be adversely affected.

We may engage in acquisitions, which may expose us to risks which could have a material adverse effect on our business, financial condition and results of operations.

We may from time to time engage in acquisitions of operating business which have potential risks, including failure to successfully integrate and realize the expected benefits of such acquisitions.  For example, with any past or future acquisitions, there is the possibility that:

• the business culture of the acquired business may not match well with our culture;
• technological and product synergies, economies of scale and cost reductions may not occur as expected;
• we may acquire or assume unexpected liabilities;
• unforeseen difficulties may arise in integrating operations and systems;
• we may fail to retain and assimilate employees of the acquired business;
• higher than expected finance costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any jurisdiction in which the acquired business conducts its operations; and
• we may experience problems in retaining customers and integrating customer bases.

Failure to continue implementing our acquisition strategy, including successfully integrating acquired businesses, could have a material adverse effect on our business, financial condition and results of operations.

We are in a highly competitive industry and failure to respond to our competition could adversely affect our business.

We operate in a highly competitive environment, and our outlook depends on a forecast of our share of industry sales predicated on our ability to compete with others in the marketplace. We compete on the basis of product performance, customer service, quality and price. There can be no assurance that our products will be able to compete successfully with other companies. Thus, our share of industry sales could be reduced due to aggressive pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, our failure to price our products competitively or an unexpected buildup in competitors' new machines or dealer-owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

We could be subject to litigation and contingencies.

We face an inherent business risk of exposure to various types of claims and lawsuits. We may be involved in various intellectual property, product liability, personal injury, product warranty, environmental claims and lawsuits, including other legal proceedings that arise in the ordinary course of our business. We could in the future incur judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on our results of operations in any particular period. In addition, any insurance we may have may not provide adequate coverage against any such claims.

We are subject to environmental regulations, which will likely be more stringent in the future, which in turn will likely increase our operating costs.

Our facilities and operations are subject to increasingly stringent environmental laws and regulations, including laws and regulations governing emissions to air, discharges to water and the generation, handling, storage, transportation, treatment and disposal of general, non-hazardous and hazardous waste materials. While we believe we are in compliance in all material respects with these environmental laws and regulations, we cannot ensure that we will not be adversely affected by costs, liabilities or claims with respect to existing or subsequently acquired operations, under present laws and regulations or those that may be adopted or imposed in the future. For instance, governments may set new standards that could impact our operations in ways that are difficult to anticipate with accuracy. Thus, significant changes in standards, or the adoption of new standards, have the potential to impact our results negatively.

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA

Changes in government monetary and fiscal policies could adversely affect our results.

Like most countries, China has established central banks to regulate monetary systems and influence economic activities, generally by adjusting interest rates. Interest rate changes affect overall economic growth, which affect our customers’ abilities to finance machine purchases and can change the optimal time to keep machines in a fleet. Also, government spending, including subsidies, finances much infrastructure development, such as highways, airports, sewer and water systems and dams. Tax regulations determine depreciation lives and the amount of money users can retain, both of which influence investment decisions. Developments more unfavorable than anticipated, such as declines in government revenues, decisions to reduce public spending or increases in taxes or changes in the tax system, could negatively impact our results.

We face the risk that changes in the policies of the Chinese government could have significant impact upon the business we may be able to conduct in China and the profitability of such business.

In a series of national policies to promote agriculture-farmers, the agricultural machinery development environment in China has been bolstered with the tractor market development. The policy of subsidizing the purchase of agricultural machinery of China began in 2004 and the scale of capital investment rose from 70 million RMB ($10,000,000) in 2004 to 300 million RMB($42,857,143) in 2005, 600 million RMB($85,714,286) in 2006, 1.2 billion RMB($171,428,571) in 2007 and an estimated 1.5 Billion RMB($214,285,714) in 2008. Government policy support has greatly encouraged local development of agricultural mechanization and has stimulated the rapid development of the agricultural machinery industry.

The economy of China is at a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, the Chinese government may significantly alter such policies at any time, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic or social life.

The PRC laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation thereof, we could be subject to sanctions. In addition, any changes in such PRC laws and regulations may have a material and adverse effect on our business and prospects.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Our subsidiaries and we are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with numerous PRC laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement involves substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. As a result of these substantial uncertainties, there is a risk that we may be found in violation of any current or future PRC laws or regulations.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

All of our operations are conducted in the PRC and all of our revenues are generated from sales to businesses operating in the PRC. Although the PRC economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for agricultural equipment. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and in turn reduce our results of operations.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, China’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated increases in interest rates by the central bank will likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

If relations between the United States and China worsen, our stock price may decrease and we may experience difficulties accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could impact the market price of our common stock and our ability to access US capital markets.

Governmental control of currency conversion may cause the value of your investment in our common stock to decrease.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the RMB may cause the value of your investment in our common stock to decrease.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, our cash flows, revenues and financial condition will be affected by any significant revaluation of the RMB. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, if the RMB appreciates against the U.S. dollar, the RMB equivalent of the US dollar we convert would be reduced. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the RMB to the U.S. dollar. We do not believe that this policy has affected our business. However, there have been indications that the PRC government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. In July 2005, the PRC government revalued the RMB by 2.1% against the U.S. dollar, moving from RMB 8.28 to RMB 8.11 per dollar. Because of the pegging of the RMB to the U.S. dollar is loosened, we anticipate that the value of the RMB will appreciate against the dollar with the consequences discussed above.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

There can be no assurance that an established trading market will develop.

Although quotations for the common stock appear on the OTC Bulletin Board, the absence of transactions in the common stock indicates that there is no established trading market for the common stock. We can provide no assurance that an established trading market will develop in the future or that you will be able to sell all or any portion of the holdings when you choose.

If a trading market for our common stock does develop, trading prices may be volatile.

In the event that a trading market develops following, the market price of our shares of common stock may be based on factors that may not be indicative of future market performance. Consequently, the market price of our common stock may vary greatly. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;
•	announcements that our revenue or income/loss levels are below analysts' expectations;
•	general economic slowdowns;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts; or
•	acquisitions, strategic partnerships, joint ventures or capital commitments.

There is no assurance that our common stock will remain on the OTB Bulletin Board.

In order to maintain the quotation of our shares of common stock on the OTC Bulletin Board, we must remain a reporting company under the Securities Exchange Act of 1934. It is possible that our common stock could be removed from the OTC Bulletin Board and be traded on the Pink Sheets. In either venue, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

We are subject to the reporting requirements of the federal securities laws, which can be expensive.

We are a public reporting company in the United States and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held company. We are also required to prepare our financial statements in accordance with US GAAP, which further increases our operating expenses.

Since all of our directors and officers live outside the United States and all of our assets are located outside the United States, investors in our stock may not be able to enforce federal securities laws or their other legal rights.

All of our directors and officers reside outside of the United States and all of our assets are located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon all of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors and officers under United States laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to, the following: statements relating to our ability to raise sufficient capital to finance our planned operations, our ability to develop brand recognition with resellers and consumers, develop our current and future products, increase sales and our estimates of cash expenditures for the next 12 months. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on page 11 of this current report, which may cause our or our industry’s actual results, levels of activity or performance to be materially different.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Item 2.  Financial Information.

Selected Financial Data

Audited financial statements and notes to the financial statements of Densen Equipment Ltd. for the year ended December 31, 2007 is filed herewith as Exhibit 99.1.

Unaudited financial statements and notes to the financial statements of Densen Equipment Ltd. for the six month period ended June 30, 2008 is filed herewith as Exhibit 99.2.

Unaudited condensed and consolidated pro forma balance sheet as of the six month period ended June 30, 2008, and Unaudited condensed and consolidated pro forma statement of operations for the year ended December 31, 2007 is filed herewith as Exhibit 99.3.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

The following discussion contains forward-looking statements. Forward looking statements are identified by words and phrases such as “anticipate”, “intend”, “expect” and words and phrases of similar import. We caution investors that forward-looking statements are only predictions based on our current expectations about future events and are not guarantees of future performance. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements due to risks, uncertainties and assumptions that are difficult to predict. We encourage you to read those risk factors carefully along with the other information provided in this Report and in our other filings with the SEC before deciding to invest in our stock or to maintain or change your investment. We undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law.

References to “our” fiscal year end of December 31, 2007 refers to the fiscal year end of our operating subsidiary, Densen Machinery Investment Limited.

You should read this MD&A in conjunction with the Consolidated Financial Statements and Related Notes.

Overview

Densen Machinery Investment Limited ("Densen Machinery") is the wholly owned subsidiary of Densen Equipment Ltd. and Densen Machinery was incorporated in April 2005 in Hong Kong. In June 2005, Densen Machinery signed an agreement with Densen Investment Limited (“Densen Investment”) to obtain assets from Densen Investment. Densen Machinery invested $15,180,000 to establish Changchun Densen Agricultural Machinery Equipment Co., Ltd. (“Changchun Densen”) on September 27, 2005. Changchun Densen is engaged in the research and development and production of low-speed vehicles, tractors and construction machinery. According to the revised articles of association dated January 9, 2007, Changchun Tractor (Group) Co., Ltd. contributed trademarks valued at $471,445 to Changchun Densen in exchange for 3% equity of Changchun Densen. On April 23, 2007, the company name of Changchun Densen was changed to Changchun Densen Changtuo Agricultural Machinery Equipment Co., Ltd. Based on an investment agreement signed on November 20, 2007, Changchun Densen and State-owned Assets Supervision and Administration Commission of Changchun entered into a joint venture to establish Chang Tuo Agricultural Machinery Equipment Group Co., Ltd. (“Chang Tuo”). The total registered capital of Chang Tuo is RMB200,000,000 which includes RMB100,000,000, from State-owned Assets Supervision and Administration Commission of Changchun, RMB95,000,000 from Changchun Densen and RMB5,000,000 from the operator, Mr. Yu Han. Chang Tuo is engaged in the R&D and production of low-speed vehicles, tractors and construction machineries, and sales of agricultural machineries and accessories.

The Chinese government encourages the development of the agriculture industry in the northeast regions of China, providing various business incentives to Densen Machinery, such as tax incentives and government subsidies. The major markets for our business are located mainly in the provinces of Jilin, Liaoning, Heilongjiang and Shangdong in China.

Plan of Operation

During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

•	We intend to continue with our marketing strategies to deliver our products in China;

•	Along with the small and medium tractors we are now producing, we are also developing other products, including big tractors and corn harvesters.

•	During the next six months, the Company expects to increase sales of medium tractors, which bring higher gross profit margins.

•
Raise an additional US$25-28 million to facilitate our processing capacity. The capital may be used for some or all of the following activities: 1) acquisition of wheel manufacturing company to supply the needs of our tractor production; 2) In order to provide main components and services to Densen and to ensure the quality and timing of the supplies, we establish up to 4 new companies that carry out a portion of our production process of pressing and painting, bearing production, gearing production and agricultural machinery engineering; and 3) Working capital. We may raise such capital through issuing our common stocks or warrants or through the issuance of debt or the establishment of credit facilities.

We can not assure the successful result of such fund raising. As such, we may not be able to execute our initial business strategy or plan as expected which could have an adverse effect on our business results of operations or future prospects.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments: allowance for doubtful accounts; income taxes; and asset impairment.

Revenue Recognition

In accordance with generally accepted accounting principles ("GAAP") in the United States, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collection of the resulting receivable is reasonably assured.
Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts to reduce trade receivable amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts could be required.. In estimating the provision for doubtful accounts, we consider: (i) the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customer’s industry as well as general economic conditions, among other factors.

Income taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS 109 prescribes the use of the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance, or increase or decrease this allowance in a period, we increase or decrease our income tax provision in our statement of operations. If any of our estimates of our prior period taxable income or loss prove to be incorrect, material differences could impact the amount and timing of income tax benefits or payments for any period. In addition, as a result of the significant change in the Company’s ownership, the Company's future use of its existing net operating losses may be limited.

We are subject to numerous domestic and foreign tax jurisdictions and tax agreements and treaties among the various taxing authorities. Our operations in these jurisdictions are taxed on various bases: income before taxes, deemed profits and withholding taxes based on revenue. The calculation of our tax liabilities involves consideration of uncertainties in the application and interpretation of complex tax regulations in a multitude of jurisdictions across our global operations.

We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. The tax liabilities are reflected net of realized tax loss carry forwards. We adjust these reserves upon specific events; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the contingency has been resolved and the liabilities are no longer necessary.

Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we provide during any given year.

Asset Impairment

We periodically evaluate the carrying value of other long-lived assets, including, but not limited to, property and equipment and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Significant estimates are utilized to calculate expected future cash flows utilized in impairment analyses. We also utilize judgment to determine other factors within fair value analyses, including the applicable discount rate.

Results of Operations for the year ended 31 December, 2007 and 31 December, 2006

DENSEN MACHINERY INVESTMENT LIMITED
STATEMENTS OF CONSOLIDATED OPERATIONS AND OTHER COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			Variance
	2007	2006	Amt	%

Net revenue	$8,660,202	$1,791,007	6,869,195	384%
Cost of sales	(8,559,947)	(2,000,671)	(6,559,276)	328%
Gross profit	100,255	(209,664)	309,919	-148%
Selling, general and administrative expenses	(807,584)	(428,010)	(379,574)	89%
Impairment loss of assets	(639,251)	-
Other income/(expenses)-net	(129,032)	(90,715)	(38,317)	42%
Minority interest	102,041	-

Net loss attributable to stockholders	$(1,373,571)	$(728,389)	(645,182)	89%
Other comprehensive income	1,005,899	546,089	459,810	84%
Comprehensive income/(loss)	$(367,672)	$(182,300)	(185,372)	102%

Revenue

Revenue analysis by customers

Top customers for the year ended December 31, 2007;
Customers	Amount	Percentage
Nongan fengshen Agricultural Machinery Co., Ltd	1,350,021	16%
Hailun guotai Agricultural Machinery Co., Ltd	1,088,759	13%
Haerbing Xinhai Agricultural Machinery Co., Ltd	980,142	11%
Bingxian Agricultural Machinery Co., Ltd	1,003,046	12%
Songyuan Dongfang Agricultural Machinery Co., Ltd	719,252	8%
Others	3,518,981	41%
Total	20,121,871	100%

Top customers for the year ended December 31, 2006;
Customers	Amount	Percentage
Nongan fengshen Agricultural Machinery Co., Ltd	339,230	19%
Hailun guotai Agricultural Machinery Co., Ltd	263,455	15%
Haerbing Xinhai Agricultural Machinery Co., Ltd	247,680	14%
Qishi Hongshen Agricultural Machinery Co., Ltd	220,104	12%
Anda Wanda Agricultural Machinery Co., Ltd	212,207	12%
Others	508,331	28%
Total	1,791,007	100%

Revenue for the year ended December 31, 2007 was $8,660,202, as compared to $1,791,007 for 2006, an increase of $6,869,196 or 384%. In 2007, the sales revenue increased significantly compared with 2006 because the Company had not reached full operating capacity in 2006.

Cost of sales

Cost of sales for the year ended December 31, 2007 increased to $8,559,947 from $2,000,671 for the year ended December 31, 2006, an increase of $6,559,277 or 328%. The significant increase of cost of sales is in line with the sales increase compared to 2006.

Gross profit

Sales, cost of sales and gross profit analysis by products:

	2007				2006
	Revenue	COS	GP	GP Ratio	Revenue	COS	GP	GP Ratio
Small tractor	8,624,526	8,525,171	99,354	1%	1,790,880	2,000,624	(209,743)	-12%
Medium tractor	5,577	5,075	501	9%	-	-	-
Large tractor	17,817	19,518	(1,701)	-10%	-	-	-
Corn harvester	4,880	4,487	392	8%	-	-	-
Other operation	7,403	5,696	1,707	23%	126	47	79	63%
Total	8,660,202	8,559,947	100,254		1,791,007	2,000,671	(209,664)

The gross profit for the year ended December 31, 2007 was $100,255, which was an increase of $309,919 compared to a loss of $209,664 for 2006. The Company had increased its gross profit by increasing production and sales volume in 2007. The Company started its operations in 2006, production and sales volume.

Selling, general and administrative expenses

Selling, general and administrative expenses increased to $807,584 for the year ended December 31, 2007, from $428,010 in 2006, an increase of $379,574 or 89%. This increase resulted primarily from the increment of increase in property tax, property insurance and depreciations.

Impairment expenses

The impairment expenses in 2007 represent the impairment for land use rights. No such impairments existed in 2006.

Other income/(expenses)-net

Other income/expenses-net in 2007 was $129,032, as compared to $90,715 in 2006, which represents a 42% increase. Other expenses mainly consisted of interest expenses related to bank loans. As Chuangchun Densen started its operation in middle of 2006, interest rates were comparatively lower due to its shorter period.

Net loss/income

Net loss in 2007 was $1,373,571, compared to a net loss of $728,389 in 2006. The decrease was mainly due to the significant expansion of business activities which resulted in increased selling and general and administrative expenses, and impairment loss of assets.

Comprehensive income

Other comprehensive income in 2007 was $1,005,899, compared to $546,089 in 2006. The comprehensive income increase resulted from foreign currency exchange gains resulting from the Renminbi’s appreciation against the US dollar.

Liquidity and Capital Resources

As shown in the accompanying financial statements, the Company suffered accumulated deficit of $2,122,955 as of December 31, 2007 and $749,384 as of December 31, 2006. However, our working capital was positive $3,832,329.

Our ability to continue as a going concern depends on the success of our plan to seek funding sources and the success of our future operations.

Operating Activities

The net cash provided by operating activities in the year ended December 31, 2007 amounted to $1,278,660, compared to the net cash used in operating activities on December 31, 2006 which amounted to $2,063,666. The net cash outflow from operating activities in 2007 was mainly due to an increase in depreciation and amortization of $604,685, impairment of intangible assets of $626,123, increased provision for accounts receivable of $13,128, increased inventories of $1,143,937, advances to suppliers of $43,664, prepaid expenses and other assets of $9,530, an increase in accounts payable to $179,123, and an increase in accrued expenses and other current liabilities of $250,103. Decrease in minority interest $104,509, reserve for inventory obsolesce $25,556 and accounts receivable $87,997.

Investing Activities

Net cash used in investing activities amounted to $7,048,258 in the year ended December 31, 2007, compared to $18,766,958 in 2006. The net cash outflow in 2007 primarily consisted of the cash outflow resulting from the purchase of property and equipment of $5,927,136 and cash paid for an acquisition in the amount of $1,121,122.

Financing Activities

Net cash provided by financing activities amounted to $7,642,533 in the year ended December 31, 2007, compared to $20,232,782 in 2006. The net cash outflow was due to the repayment of a short-term loan of $5,052,766 and repayment of a long-term loan of $1,279,181.

Results of Operations for the six months ended 30 June, 2008

DENSEN MACHINERY INVESTMENT LIMITED
STATEMENTS OF CONSOLIDATED OPERATIONS AND OTHER COMPREHENSIVE LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

			Variance
	2008	2007	Amt	%

Net revenue	$20,121,871	$6,373,665	13,748,206	216%
Cost of sales	(18,280,610)	(6,248,262)	-12,032,348	193%
Gross profit	1,841,261	125,403	1,715,858	1368%
Selling, general and administrative expenses	(859,816)	(329,942)	-529,874	161%
Reverse of provision	13,135	-	13,135
Other income/(expenses)-net	124,213	(86,137)	210,350	-244%
Income tax expenses	(290,254)	-	-290,254
Minority interest	(374,903)	-	-374,903

Net Profit/(loss) attributable to stockholders	$453,636	$(290,676)	744,312	256%
Other comprehensive income	982,268	374,763	607,505	162%
Comprehensive income	$1,435,904	$84,086	1,351,818	1608%

Revenue

Revenue analysis by customers

Top customers for the six months ended June 30, 2008;
Client	Amount	Percentage
Nongan fengshen Agricultural Machinery Co., Ltd	3,500,401	17%
Songyuan Dongfang Agricultural Machinery Co., Ltd	3,359,650	17%
Gujiazi Jinbing Machinery Co., Ltd	1,525,389	8%
Haerbing Xinhai Agricultural Machinery Co., Ltd	1,433,325	7%
Changchun Jinyuan Agricultural Machinery Co., Ltd	1,133,291	6%
Others	9,169,815	46%
Total	20,121,871	100%

Top customers for the six months ended June 30, 2007;
Client	Amount	Percentage
Nongan fengshen Agricultural Machinery Co., Ltd	1,053,606	17%
Hailun guotai Agricultural Machinery Co., Ltd	835,704	13%
Haerbing Xinhai Agricultural Machinery Co., Ltd	707,911	11%
Bingxian Agricultural Machinery Co., Ltd	620,099	10%
Songyuan Dongfang Agricultural Machinery Co., Ltd	554,976	9%
Others	2,601,369	41%
Total	6,373,665	100%

Revenues for the 6 months ended June 30, 2008 were $20,121,871 as compared to $6,373,665 for the six months ended June 30, 2007, an increase of $13,748,206 or 216%. The increase were mainly due to the significant sales contributed by Chang Tuo a portion of which arose because the government provided subsidies incentives to farmers to encourage them buy from Chang Tuo. In addition, the Company started to sell medium tractors during the first half of 2008, while only selling small tractors during the same period in 2007.

Cost of revenue

Cost of revenue for the 6 months ended June 30, 2008 increased to $18,280,610 from $6,248,262 for the 6 months ended June 30, 2007, an increase of $12,032,348 or 193%. The significant increase in cost of sales is in line with the increase of sales during the year ended June 30, 2008.

Gross profit

The gross profit for the 6 months ended June 30, 2008 was $1,841,261, representing a 1,368% increase compared to $125,403 of gross profit through June 30, 2007. Gross margin rose from 1.97% in 2007 to 9.15% in 2008. The rise of the gross margin is mainly due to significant increases on sales of medium tractors which have a higher margin then small tractors and an increase in the selling price for small tractors.

The following table illustrate the gross margin for different types of products:

	6 months ended June 30, 2008				6 months ended June 30, 2007
	Revenue	COS	GP	GP Ratio	Revenue	COS	GP	GP Ratio
Small tractor	14,564,568	13,487,967	1,076,600	7%	6,371,564	6,246,575	124,989	2%
Medium tractor	4,755,073	4,151,388	603,685	13%	-	-	-
Large tractor	(11,261)	(10,654)	(607)	5%	-	-	-
Corn harvester	4,958	4,833	125	3%	-	-	-
Other operation	808,533	647,076	161,457	20%	2,101	1,687	414	20%
Total	20,121,871	18,280,610	1,841,261		6,373,665	6,248,262	125,403

Selling, general and administrative expenses

Selling, general and administrative expenses increased to $859,816 for the 6 months ended June 30, 2008, from $329,942 for the six months ended June 30, 2007, an increase of $529,874 or 161%. The significant increase in selling, general and administrative expenses are mainly the result of increases in selling, general and administrative expenses in Chang Tuo due to their newly started business in 2008. Furthermore, Chang Tuo took certain marketing and promotion measures to expand its sales, which resulted in more selling expenses incurred during the six months ended June 30, 2008.

Reverse of provision

Reverse of provision of $13,135 represent the reverse of bad debt provision during the six months ended June 30, 2008.

Other income/(expenses)-net

Other income-net for the 6 months ended June 30, 2008 was $124,213, as compared to other expenses-net of $86,137 for the 6 months ended June 30, 2007. Other income for the 6 months ended June 30, 2008 mainly consisted of subsidies and interest income related to bank deposits. Other expenses for the 6 months ended June 30, 2007 mainly consisted of interest expenses related to bank loans. As Chuangchun Densen repaid its bank loans at the end of 2007, there no loan interests in 2008.

Income tax expenses

Iincome tax expenses for the 6 months ended June 30, 2008 represent accrued income tax in Chang Tuo owed from the profit occurred in 2008.

Minority interest

Minority interest resulted in loss of $374,903 for the 6 months ended June 30, 2008 representing the 3% minority interest of Changchun Tractor in Densen and 52.5% interest in Chang Tuo.

Net income

Net income for the 6 months ended June 30, 2008 was $453,636, compared to a net loss of $290,677 in 2007, representing an increase of $744,313, approximately 256%. The increase is mainly due to the significant increase in gross profit in year 2008.

Liquidity and Capital Resources

As shown in the accompanying financial statements, the Company suffered accumulated deficit of $1,669,319 as of June 30, 2008. However, our working capital is positive $5,122,031.

Our ability to continue as a going concern depends on the success of our plan to seek funding sources and the success of our future operations.

Operating Activities

Net cash used in operating activities in the period ended June 30, 2008 amounted to $2,204,506, compared to $704,030 the period ended June 30, 2007. The net cash inflow from operating activities was mainly due to net gain of $453,636, depreciation and amortization of $364,174, and minority interest of $374,903, and increase in accounts payable of $3,614,542 and advances from customers of $214,088, by netting off increases in account receivables of $1,770,187, inventories $3,618,765, advances to suppliers $964,903, prepaid expenses and other assets $604,277, and decrease in accrued expenses and other current liabilities of $255,309..

Investing Activities

Net cash used in investing activities amounted to $1,045,104 in the six month period ended June 30, 2008, compared to $808,982 for the six month period through June 30, 2007. This primarily consisted of the cash outflow resulting from the purchase of property and equipment of $247,816, construction in progress of $391,804, costs of intangible assets of $225,913 and deposits for long-term assets of $179,571.

Financing Activities

Net cash obtained by financing activities amounted to $294,996 in the six month period ended June 30, 2008, compared to $1,139,914 in the six month period ended June 30, 2007. The net cash inflow during the six month period ended June 30, 2008represents the net cash proceeds from related parties.

Inflation

In the opinion of management, inflation has not had a material effect on the Company's financial condition or results of its operations.

Trends and uncertainties

Management believes there are no known trends, events, or uncertainties that could, or reasonably be expected to, adversely affect the Company’s liquidity in the short and long terms, or its net sales, revenues, or income from continuing operations.

The Company’s operations are affected by seasonal factors sales of our products are affected by shifts in seasonal cultivating trends.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, that are material to investors.

Quantitative and Qualitative Disclosures About Market Risk.

A smaller reporting company, as defined by Rule 229.10(f)(1), is not required to provide the information required by this Item.

Item 3.  Properties.

Our main offices and manufacturing facility is located in Jilin Province, China and is a complex with an area of approximately 320,000 square meters. Our main manufacturing area, which includes a production assembly workshop, assembly lines, and quality detection lines, occupies almost half the space in our complex,

This complex also holds about 7,500 square meters of office buildings, 9,400 square meters of residential housing for our employees, 4,000 square meters for staff training, 1,200 square meters for cafeterias and dining halls, and 6,000 square meters of warehouse space.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the beneficial ownership of our common stock as of September 12, 2008, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all our directors and executive officers as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Title, if any	Amount and Nature of Beneficial Ownership	Percentage of Common Stock
Lau San	CEO & Chairman	10,000,000	54.6%
Liu Jingdong	President, Director	1,000,000	5.5%
Chen Guocheng	CFO, Director	200,000	1.1*
Changfu Wang	Independent Director	50,000	*
Dr. Baoyun Qiao	Independent Director	0	*

All of our officers and directors as a group (6 individuals)		11,250,000	61.4%
*less than 1%

Item 5.  Directors and Executive Officers.

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Title
Lau San	57	CEO, Chairman
Liu Jingdong	32	President, Director
Chen Guocheng	45	CFO, Director
Changfu Wang	67	Independent Director
Dr. Baoyun Qiao	43	Independent Director

LAU San Chairman, Chief Executive Officer, and Director. Mr. Lau became our Chairman, Chief Executive Officer and Director on September 9, 2008 when we completed our share exchange with Densen Machinery. Mr. Lau is the founder of Densen Machinery and Changchun Densen, and served as Chairman of these two companies since inception in 2005. From 1992 to 2005, Mr. Lau was mainly engaged in real estate development through Densen Investment Co., Ltd, which was established in December 1991. Before 1992, Mr. Lau worked for county government. In 2003, Mr. Lau was elected as member of the Chinese People's Political Consultative Conference of Heilongjiang Province, vice president of Overseas Friendship Association of Heilongjiang Province, and vice president of the Federation of Chinese Businessmen. Mr. Lau graduated from University of Heilongjiang, with a Masters degree in Law.

Jingdong LIU Deputy General Manager and Director. Mr. Liu became a Director and our Deputy General Manager on September 9, 2008 when we completed our share exchange with Densen Machinery. Mr. Liu has been the Deputy General Manager of Changchun Densen since its inception in 2005, and is in charge of purchasing and sales management. Mr. Liu graduated with a Bachelor of Economic Management from the North York University of Canada in 2004. Mr. Jingdong Liu is the son of Mr. Lau San.

Guocheng CHEN Chief Financial Officer and Director. Mr. Chen became a Director and our Chief Financial Officer on September 9, 2008 when we completed our share exchange with Densen Machinery. Mr. Chen has been the Chief Financial Officer of Changchun Densen since October 2005. He has 25 years experience in corporate accounting and finance. From 2001 to October 2005, he served as the Chief Financial Officer of Changchun Dahe Company, a Hong Kong listed company. From 1984 to 2001, Mr. Chen worked for Shulan Mining Bureau, and held the positions of Financial Controller, Chief Financial Officer, and Director of Operations. Mr. Chen graduated with a Bachelor of Industrial Accounting from Jilin Economic Trade College.

Changfu WANG Independent Director. Mr. Wang became our Independent Director on September 9, 2008 when we completed our share exchange with Densen Machinery. Before joining us, Mr. Wang was a top provincial official. He served as Vice Secretary General of Heilongjiang provincial government from March 2003 to March 2008. During the period of 1965 to 2003, Mr. Wang was engaged in forestry resource management for Heilongjiang provincial government and served as Director of Bureau for Main Office of Heilongjiang Forestry Industry. Mr. Wang graduated with a Bachelor of Forestry Industry from Northeast Forestry Industry College.

Dr. Baoyun QIAO Independent Director. Dr. Qiao became our Independent Director on September 9, 2008 when we completed our share exchange with Densen Machinery. He is a Professor of Economics and Dean, at the China Academy of Public Finance and Policy, at the Central University of Finance and Economics since July, 2008. Dr. Qiao graduated from Georgia State University, where he earned his Ph.D. in economics. He is a senior research associate of Georgia State University since January, 2003. He has published numerous papers and his research interest is in the area of finance, public economics, development economics, macroeconomics as well as China’s economy. Professor Qiao has served as the vice president of Chinese Economist Society since 2007.

Item 6.  Executive Compensation.

The following table sets forth the compensation paid by the company for services rendered for the past two completed fiscal years to the principal executive officer at the end of the year ended December 31, 2007. We did not have any officer whose cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chenxi Shi (1)	2007 2006	Nil 12,500	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil 12,500

(1) Chenxi Shi resigned as President & CEO on September 9, 2008.

Director Compensation

Directors of our company may be paid for their expenses incurred in attending each meeting of the directors. In addition to expenses, directors may be paid a sum for attending each meeting of the directors or may receive a stated salary as director. No payment precludes any director from serving our company in any other capacity and being compensated for such service. During the year ended September 30, 2007, we did not pay any compensation or grant any stock options to our directors. On March 31, 2007, the Company issued an aggregate of 1,750,000 shares of common stock to three directors of the Company, at a price of $0.01 per share for cash proceeds of $17,500.

Employment Contracts

Other than as described below, we are not party to any employment contracts with our directors and officers.

1.
During the 12-month period ended September 30, 2007, consulting services with a fair value of $15,000 (September 30, 2006 - $18,000) were contributed by the President, Vice-President, and a Director of the Company. The amounts were charged to operations and treated as donated capital.

2.
During the 12-month period ended September 30, 2007, rent with a fair value of $3,000 was provided at no cost by the President for the use of the Company’s head office. These amounts were charged to operations and treated as donated capital.

3.	At September 30, 2007, the Company was indebted to the President of the Company for $2,528 for general and administrative expenses incurred on behalf of the Company.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Except as disclosed herein, there have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Director Independence

Our common stock is listed on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the company. The members of our board of directors also act as executive officers so we currently do not have any independent directors.

Board Meetings and Committees

Our board of directors held no formal meetings during the 12 month period ended September 9, 2008. All proceedings of the board of directors were conducted by the written consent of the directors and filed with the minutes of the proceedings. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Delaware General Corporations Law and the by-laws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

We do not have standing audit, nominating or compensation committees, or committees performing similar functions. Our board of directors believe that it is not necessary to have standing audit, nominating or compensation committees at this time because the functions of such committees are adequately performed by our board of directors. The directors who perform the functions of auditing, nominating and compensation committees are not independent because they are also officers of our company.

Item 8.  Legal Proceedings.

We are not aware of any current legal proceedings instituted or threatened against us.

We are not aware of any legal proceedings in which any director or officer, any proposed director or officer or any owner of record or beneficial owner of more than 5% of any class of voting securities of our company, or any affiliate of any such director or officer, proposed director or officer or security holder, is a party adverse to our company or has a material interest adverse to our company.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Quotations for our common of the Registrant are included in the FINRA’s Over-the-Counter Bulletin Board system under the symbol “RYLT.” The following table sets forth for the respective periods indicated the prices of the common stock in the over-the-counter market, as reported and summarized on the OTC Bulletin Board. Such prices are based on inter-dealer bid and ask prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended	High Bid ($)	Low Bid ($)
June 30, 2007	N/A	N/A
September 30, 2007	0.51	0.06
December 31, 2007	0.11	0.06
March 30, 2008	0.11	0.08
June 30, 2008	0.08	0.08

Since inception, no dividends have been paid on the common stock. The Company intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future. At September 10, 2008, there were approximately 130 holders of record of the common stock.

Item 10. Recent Sales of Unregistered Securities.

Reference is made to Item 3.02 for a description of the Stock Purchase Agreement, entered into on September 8, 2008, related to a private placement of securities of the Registrant.

In June 2008, we issued an aggregate of 600,000 shares of our common stock and sold 2,971,500 shares of common stock in Ville Mobile Technologies Corp., to one individual as payment of a finder’s fee in connection with our search for suitable merger candidates. We issued such shares of our common stock in a transaction relying on the exemptions from registration provided by Rule 504 of Regulation D of the Securities Act of 1933

On September 30, 2007, we issued an aggregate of 2,228,625 shares of our common stock to 33 individuals, in exchange for an aggregate of 2,971,500 shares of common stock in Ville Mobile Technologies Corp. The 2,971,500 shares of common stock in Ville Mobile Technologies Corp. we acquired represent 16.53% of the issued and outstanding shares of Ville Mobile Technologies Corp. We issued 2,228,625 shares of our common stock to 33 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 31, 2006, we issued an aggregate of 1,750,000 shares of common stock to three (3) directors of our company, at a price of $0.01 per share for gross proceeds of $17,500. The common stock was issued to three (3) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 31, 2006, we issued 250,000 shares of common stock at a price of $0.01 per share for gross proceeds of $2,500. The common stock was issued to one U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) relying on the exemptions from registration provided by Rule 504 of Regulation D of the Securities Act of 1933.

Item 11. Description of Registrant’s Securities to be Registered.

As of September 9, 2008, our authorized capital stock consists of 50,000,000 shares of common stock with a par value of $0.0001 and no shares of preferred stock. As of September 12, 2008, we had 18,310,539 shares of our common stock issued and outstanding.

Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our articles of incorporation, or any amendments thereto, which means that the majority of the shares voted can elect all of the directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

We are not authorized to issue preferred stock.

Transfer Agent & Registrar

Our transfer agent and registrar is Intercontinental Registrar & Transfer Agency Inc., Suite 1, 900 Buchanan Blvd, Boulder City, Nevada 89005.

Item 12. Indemnification of Officers and Directors.

Our Bylaws and Certificate of Incorporation entitle our directors or executive officers to indemnification to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, as may be amended. Our Bylaws and Certificate of Incorporation also provide that our directors shall not be liable to the company or our stockholders for monetary damages for breach of duty, except (a) for any breach of duty of loyalty to the company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

Reference is made to the filings of Royaltech Corp. on Forms 10-K and 10-Q for such company’s financial statements.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

The exhibits are listed and described in Item 9.01 of this Form 8-K.

Item 3.02. Unregistered Sale of Equity Securities.

On September 9, 2008, the Company entered into a Stock Purchase Agreement with FirsTrust Group, Inc. (“FirsTrust”) pursuant to which the Registrant agreed to issue to FirsTrust 400,000 shares of common stock for an aggregate sum of $150,000.

Reference is made to the issuance of 16,720,354 shares of the Company’s common stock in exchange for all the issued and outstanding shares of Densen, as more fully described in Item 2.01 of this 8-K.

All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering. In addition, FirsTrust is an accredited investor, had access to information about the Registrant and their investment, took the securities for investment and not for resale and the Registrant took appropriate measures to restrict the transfer of securities.

The above descriptions of the Stock Purchase Agreement referred to above is qualified in its entirety by reference to the actual agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant

Effective September 9, 2008, we dismissed Manning Elliot LLP (“Manning Elliott”) as our independent registered public accounting firm and appointed GPKM LLP (“GPKM”)as our independent registered public accounting firm.

Manning Elliott’s reports on the financial statements of the Company for the fiscal years ended September 30, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended September 30, 2007 and through September 9, 2008, there have been no disagreements with Manning Elliott (as defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Manning Elliott, would have caused them to make reference thereto in their report on financial statements for such years.

During the fiscal years ended September 30, 2007 and through September 9, 2008, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

We provided Manning Elliott with a copy of the foregoing disclosures and requested Manning Elliott to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of M&A’s response letter, dated September 15, 2008, is attached as Exhibit 16.1 to this Form 8-K.

During the fiscal years ended September 30, 2007 and through September 9, 2008, neither the Company nor anyone on behalf of the Company has consulted with GPKM LLP regarding either:

1.    The application of accounting principles to specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report provided to the Company nor was oral advice provided that GPKM LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or

2.    Any matter that was either the subject of a disagreement or a reportable event, as each term is defined in Items 304(a)(1)(iv) or (v) of Regulation S-K, respectively.

Item 5.01. Changes in Control of the Registrant.

Pursuant to the Share Exchange Agreement (the “Share Exchange Agreement”) by and among the Registrant, a Delaware corporation, and Densen, and the shareholders of all the outstanding shares of Densen, on September 9, 2008 (the “Closing Date”), the Registrant issued an aggregate of 16,720,354 shares of its common stock in exchange for all the issued and outstanding shares of Densen. The former stockholders of Densen have acquired approximately 91.3% of the issued and outstanding shares of common stock, of the Registrant.

This transaction may be deemed to have resulted in a change in control of the Registrant from the Insiders to the former stockholders of Enhance. Reference is made to Item 2.01 of this Form 8-K for a more extensive description of these transactions.

Other than the transactions and agreements disclosed in this Form 8-K, the Registrant knows of no arrangements which may result in a change in control of the Registrant.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the change in control, Mr. Lau San, became Chairman of the Board of Directors and Chief Executive Officer, Liu Jingdong became Executive Vice President and Mr. Chen Guocheng became Chief Financial Officer of the Registrant. Chun Xu resigned as Vice President and director and Chenxi Shi resigned as President and Chief Executive Officer of the Registrant at the time the Share Exchange transaction was consummated.

On September 11, 2008, Mr. Shi resigned from the Board of Directors. Also on September 11, 2008, the Board of Directors increased the number of directors from two to five and appointed Chen Guocheng, Changfu Wang and Baoyun Qiao as directors.

Item 5.06. Change in Shell Company Status.

As the result of the completion of the transactions effectuated pursuant to the Share Exchange Agreement, the Registrant is no longer a shell company.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Share Exchange Agreement, entered into on September 8, 2008, by and among Royaltech, Densen, and the shareholders of all the outstanding shares of Densen.

10.2	Stock Purchase Agreement, entered into on September 8, 2008, by and between Royaltech and FirsTrust Group Inc.

16.1	Letter, dated September 15, 2008, from Manning Elliott LLP to the Securities and Exchange Commission.

99.1	Audited financial Statements and notes to the financial statements of Densen Equipment Ltd. for the year ended December 31, 2007.

99.2	Unaudited financial statements and notes to the financial statements of Densen Equipment Ltd. for the six month period ended June 30, 2008.

99.3
Unaudited condensed and consolidated pro forma balance sheet as of the six month period ended June 30, 2008, and Unaudited condensed and consolidated pro forma statement of operations for the year ended December 31, 2007.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2008	ROYALTECH CORP.

	By:	/s/ Lau San
Name: Lau San
Title: Chairman and Chief Executive Officer